Exhibit 10.1

PROSPECTUS

Bitauto Holdings Limited

The Amended and Restated 2016 Share Incentive Plan

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The date of this Prospectus is May 11, 2018.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer of any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Bitauto Holdings Limited since the date hereof.

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General Information about the

Bitauto Holdings Limited Amended and Restated 2016 Share Incentive Plan

Who is the issuer of securities under the Amended 2016 Plan?

Bitauto Holdings Limited (the “Company”), the principal executive offices of which are located at New Century Hotel Office Tower, 6/F, No. 6 South Capital Stadium Road, Beijing, 100044, The People’s Republic of China, is the issuer of the securities being offered under the Company’s Amended and Restated 2016 Share Incentive Plan (the “Amended 2016 Plan”), which are ordinary shares, par value US$0.00004 per share, of the Company (the “Shares”).

When did the Amended 2016 Plan become effective?

The Amended 2016 Plan became effective on March 15, 2018 (the “Effective Date”) and will generally continue in effect until the tenth (10th) anniversary of the Effective Date.

What is the purpose of the Amended 2016 Plan?

The purpose of the Amended 2016 Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the board of directors, employees and consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders. The Amended 2016 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of members of the board of directors, employees, and consultants.

Who can participate in the Amended 2016 Plan?

We can grant awards to members of the board of directors, employees and consultants of the Company, or any parent or Subsidiary (as defined in the Amended 2016 Plan) (collectively, the “Participants”).

What types of awards may be granted under the Amended 2016 Plan?

The Amended 2016 Plan permits grants of options, restricted shares and restricted share units.

Who administers the Amended 2016 Plan?

The Amended 2016 Plan shall be administered by the board or the compensation committee of the board (or a similar body) formed in accordance with applicable exchange rules, and the term “Committee” shall refer to the board or the compensation committee, as applicable. Any grant or amendment of awards to any Committee member shall require an affirmative vote of a majority of the board members who are not on the Committee in accordance with the Company’s articles of association.

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Subject to any specific designation in the Amended 2016 Plan, the Committee has the exclusive power, authority and discretion to: designate Participants to receive awards; determine the type or types of awards to be granted to each Participant; determine the number of awards to be granted and the number of shares to which an award will relate; determine the terms and conditions of any award granted pursuant to the Amended 2016 Plan; determine whether, to what extent, and pursuant to what circumstances an award may be settled in, or the exercise price of an award may be paid in, cash, shares, other awards, or other property, or an award may be canceled, forfeited, or surrendered; prescribe the form of each award agreement, which need not be identical for each Participant; decide all other matters that must be determined in connection with an award; establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Amended 2016 Plan; interpret the terms of, and any matter arising pursuant to, the Amended 2016 Plan or any award agreement; reduce to exercise price per Share underlying the option; and make all other decisions and determinations that may be required pursuant to the Amended 2016 Plan or as the Committee deems necessary or advisable to administer the Amended 2016 Plan.

How many of our Shares are available under the Amended 2016 Plan?

The maximum aggregate number of our Shares which may be issued pursuant to all awards under the Amended 2016 Plan shall initially be 6,200,000 Shares To the extent that an award terminates, expires, lapses, or is forfeited for any reason, any Shares subject to the award shall again be available for the grant of an award pursuant to the Amended 2016 Plan.

In the event of any share dividend, share split, combination or exchange of our Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to our shareholders, or any other change affecting our Shares or the price of a Share, the Committee shall make such proportionate adjustments, if any, as the Committee may deem appropriate, to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Amended 2016 Plan; (b) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding awards under the Amended 2016 Plan.

Can we change or terminate the Amended 2016 Plan?

The Amended 2016 Plan will expire on, and no award may be granted pursuant to the Amended 2016 Plan after, the tenth (10th) anniversary of the Effective Date. Any awards that are outstanding on the tenth (10th) anniversary of the Effective Date shall remain in force according to the terms of the Amended 2016 Plan and the applicable award agreement.

With the approval of the board of directors, at any time and from time to time, the Committee may terminate, amend or modify the Amended 2016 Plan. However, shareholder approval is required for any such amendment (i) to the extent such approval is necessary and desirable to comply with applicable laws or stock exchange rules, or (ii) if such amendment is to increase the number of Shares available under the Amended 2016 Plan, or to permit the Committee to extend the term of the Amended 2016 Plan or the exercise period for an option beyond ten (10) years from the date of grant, unless the Company decides to follow home country practice. No termination, amendment or modification of the Amended 2016 Plan shall adversely affect in any material way any award previously granted pursuant to the Amended 2016 Plan without the prior written consent of the Participant, except for supplements, amendments or appendices to the Amended 2016 Plan approved by the Committee as it may consider necessary or appropriate for purposes of compliance with applicable laws or otherwise.

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If I receive an award, does this affect my employment or service with the Company?

Receiving an award does not change the terms and conditions of your employment or service. We still have the right to terminate your employment or service at any time, with or without cause, subject to local laws. Receiving an award also does not entitle you to any other award, compensation or severance.

How do I pay applicable taxes I incur with respect to my awards?

No Shares shall be delivered under the Amended 2016 Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under applicable laws. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by applicable laws to be withheld with respect to any taxable event concerning a Participant arising as a result of the Amended 2016 Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an award (or allow the return of Shares) having a fair market value, as determined in a manner stipulated in the Amended 2016 Plan, equal to the sums required to be withheld.

Are awards under the Amended 2016 Plan funded?

The Amended 2016 Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an award, nothing contained in the Amended 2016 Plan or any award agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

What is the governing law of the Amended 2016 Plan and award agreements?

The Amended 2016 Plan and all award agreements shall be construed in accordance with and governed by the laws of the Cayman Islands.

Is the Amended 2016 Plan subject to ERISA or qualified under Section 401 of the Code?

No, the Amended 2016 Plan is not subject to the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Shares to be offered under the Amended 2016 Plan are to be issued by the Issuer upon the vesting of the awards or other terms and conditions of the awards being met and not to be purchased in the open market.

Options

What is an option and how do I benefit from it?

An option gives you the right to buy a specified number of our Shares at a specified price – the exercise price – during specified time periods. If the value of the Shares increases over the exercise price during the time periods, you can, in effect, buy the Shares at a “discount.” If the value does not increase, you get no benefit from your option. Whatever the result, your option gives you an interest in the value of our Shares without risking any of your money.

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Are there different types of options?

We may grant either incentive share options (“ISOs”, which get favorable U.S. federal tax treatment) or non-qualified share options (“NQSOs”, namely, options that are not incentive share options).

What are the terms of my option?

The Committee determines the terms of your grant. When we grant you an option, we give you a written option agreement that tells you the number of Shares covered by the option, the exercise price, the expiration date, any conditions to exercise and any other terms or conditions that apply.

How does the Committee determine the exercise price of my option?

The exercise price may be a fixed or variable price, in each case related to the fair market value of the Shares. The exercise price of an ISO shall equal to the fair market value on the date of grant. However, the exercise price of any ISO granted to any individual who, on the date of grant, owns Shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, may not be less than 110% of fair market value on the date of grant and such option may not be exercisable for more than five years from the date of grant. “Fair market value” means the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable.

When can I exercise my option?

The Committee decides when you can exercise your option. The Committee also determines any conditions to your exercise. Your option agreement includes this information. The Committee has the discretionary authority to accelerate your option’s exercisability after grant.

How do I exercise my option?

You exercise your option by sending a notice of exercise to the Company. You also must pay the exercise price in full, generally in cash. The Committee may permit you to pay the exercise price with the Shares you already own or by other means. The administrator will have procedures for you to follow.

When does my option expire?

An option expires at the earliest of (i) ten (10) years from the date it is granted, unless an earlier time is set in the relevant award agreement; (ii) ninety (90) days after the Participant’s termination of employment or service for any reason to the extent that such option were vested and exercisable on the date of the termination, other than a termination by the Service Recipient for Cause (as defined in the Amended 2016 Plan) or because of the Participant’s death or Disability (as defined in the Amended 2016 Plan); or (iii) twelve (12) months after the Participant’s termination of employment or service as a result of the Participant’s death or Disability to the extent such option were vested and exerciable on the date of the termination. You can no longer exercise your option after its expiration date.

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Restricted Shares

What are restricted shares?

We may grant or sell to you shares that are subject to restrictions on transferability and other restrictions as the Committee may impose, and we may forfeit or repurchase such shares upon your termination of employment or service during the applicable restriction period, except as otherwise determined by the Committee at the time of the grant of the award or thereafter.

How do restricted shares work?

We issue restricted shares in your name when we grant or sell them to you, but will usually hold them in escrow until the restrictions lapse or are removed. The Committee may set whatever restrictions it thinks are appropriate. For example, the Committee may impose restrictions on the right to vote restricted shares, or the right to receive dividends on the restricted shares. If we grant or sell you restricted shares, we will enter into a written award agreement with you that specifies the period of restriction, the number of restricted shares granted or sold, grant or purchase price, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

We will release your shares to you as soon as practicable after the last day of the period of restriction. The Committee, in its sole discretion, may accelerate the time at which any restrictions shall lapse or be removed.

Can I vote my restricted shares?

Your right to vote restricted shares shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

Can I receive dividends with respect to my restricted shares?

Your right to receive any dividend in respect of restricted shares shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

Restricted Share Units

What are restricted share units?

Restricted share units are awards that are paid out if you meet the performance objectives or other vesting criteria that the Committee may set in its sole discretion. We may forfeit or repurchase such restricted share units upon your termination of employment or service during the applicable restriction period, except as otherwise determined by the Committee at the time of the grant of the award or thereafter.

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At the time of grant, the Committee shall specify the date or dates on which the restricted share units shall become fully vested and non-forfeitable. Upon vesting, the Committee, in its sole discretion, may pay restricted share units in the form of cash, in Shares or in a combination thereof.

What are the other terms of restricted share units?

If we grant you restricted share units, we will enter into a written award agreement with you that specifies any vesting conditions, the number of restricted share units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

Can I vote my restricted share units?

Your right to vote restricted share units shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

Can I receive dividends with respect to my restricted share units?

Your right to receive any dividend in respect of restricted share units shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

Treatment of Awards upon a Corporate Transaction

What happens to my awards if the Company undergoes a Corporate Transaction?

Except as may otherwise be provided in any award agreement or any other written agreement entered into by and between you and the Company, if the Committee anticipates the occurrence, or upon the occurrence, of a Corporate Transaction (as defined below), the Committee may, in its sole discretion, provide for the following measures: (i) any and all awards outstanding to terminate at a specific time in the future and shall give you the right to exercise the vested portion of such awards during a period of time as the Committee shall determine, or (ii) the purchase of any award for an amount of cash equal to the amount that you could have attained upon the exercise of such award, or (iii) the replacement of such award with other rights or property selected by the Committee in its sole discretion or the assumption of or substitution of such award by the successor or surviving corporation, or a parent or subsidiary of the successor or surviving corporation, with appropriate adjustments as to the number and kind of Shares and prices, or (iv) payment of the award in cash based on the value of Shares on the date of the Corporate Transaction plus reasonable interest on the award through the date when such award would otherwise be vested or have been paid in accordance with its original terms, if necessary to comply with Section 409A of the Code.

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What is a Corporate Transaction?

For purposes of the Amended 2016 Plan, a Corporate Transaction means, in general:

(a)	an amalgamation, arrangement or consolidation or scheme of arrangement (i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or (ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity;

(b)	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c)	the complete liquidation or dissolution of the Company;

(d)	any reverse takeover or series of related transactions culminating in a reverse takeover (including, without limitation, a tender offer followed by a reverse takeover) in which the Company is the surviving entity but (i) the Company’s equity securities outstanding immediately prior to such takeover are converted or exchanged by virtue of the takeover into other property, whether in the form of securities, cash or otherwise, or (ii) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such takeover or the initial transaction culminating in such takeover, but excluding any such transaction or series of related transactions that the Committee determines, at its sole discretion, shall not be a Corporate Transaction; or

(e)	acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, but excluding any such transaction or series of related transactions that the Committee determines, at its sole discretion, shall not be a Corporate Transaction.

PRC Tax Consequences

The following is a general discussion of the PRC individual income tax consequences of the grant and exercise of an award and any disposition of Shares acquired under the Amended 2016 Plan. The following discussion is limited to options, restricted shares and restricted share units. It applies to you only if you are a PRC individual income taxpayer.

The following discussion is based on present PRC individual income tax laws and regulations, and is not a complete description of the PRC tax laws. Certain PRC individual income taxpayers may also be subject to or qualify for certain local tax treatment that is not described below. Certain PRC individual income taxpayers who are not subject to PRC individual income tax on their worldwide income may be subject to PRC individual income tax only on their PRC source income with respect to the exercise of an option.

International tax issues are also beyond the scope of the following discussion. If you are employed or live outside of the PRC, or if you are not a PRC individual income taxpayer, you may be subject to foreign taxes and it is possible that none of the topics covered in the following discussion are relevant to your particular circumstances.

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You should consult your own tax advisor with respect to the application of the general principles discussed in this Prospectus to your particular situation.

Is the grant of either options, restricted shares or restricted share units taxable to me?

No. The grant of options, restricted shares or restricted share units does not result in taxable income to you.

Is the exercise of an option taxable to me?

Yes. If you are a PRC individual income taxpayer, when you exercise an option, you will generally recognize income subject to the PRC individual income tax equal to the difference between the exercise price and the fair market value of the Shares at the time of exercise.

How am I taxed on the exercise of an option?

The income you recognize with respect to the exercise of an option will be taxed the same as ordinary wages and salaries income are taxed under the PRC individual income tax law. Under the current PRC individual income tax law, income classified as wages and salaries income is taxed at progressive rates ranging from 3% to 45%. If you deliver already owned Shares in payment of the exercise price, the PRC tax consequences discussed below with respect to the sale of Shares will also be applicable to you.

Will taxes be withheld when I exercise my option?

Yes. As wages and salaries are income, the income you recognize with respect to the exercise of an option will generally be subject to withholding by your employer in the PRC or any other person that is subject to PRC withholding tax obligations with respect to your remuneration. It is important to note that since regular compensation will not typically be sufficient to cover the amount of withholding due, you will be required to pay or provide for payment to the Company or your withholding agent of the applicable withholding amount. The Company may, in its sole discretion, reduce the number of Shares deliverable or other amount payable pursuant to your option to satisfy applicable withholding requirements, or permit you to deliver Shares already owned in payment of the applicable withholding requirements at the then market value of the Shares. If the Company permits you to satisfy applicable withholding requirements upon the exercise of options by delivering Shares already owned, the PRC tax consequences discussed below with respect to the sale of Shares will also be applicable to you. More likely, the Company will require you to pay or provide for the cash payment of such withholding amounts, which will be satisfied through the “cashless exercise” of your option.

When am I taxed on restricted shares or restriced share units?

If you are a PRC individual income tax payer, you will be required to pay a tax on the vesting date of the restricted shares or restricted share units. The amount of taxes you will be required to pay will be based upon the value of the vested restricted shares or restricted share units as of the vesting date.

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Please note that because taxes you are required to pay are calculated based upon the value of the restricted shares or restricted share units as of the vesting date, the amount of taxes that you pay may be higher than the amount of taxes you would pay if the restricted shares or restricted share units vested on another date.

Will I be taxed upon the sale or transfer of Shares vested from my restricted shares or issued upon the vesting of my restricted share units?

Yes. If you are a PRC individual income taxpayer, when you sell or transfer Shares vested from your restricted shares or issued upon the vesting of your restricted share units, you will generally recognize income subject to the PRC individual income tax at a flat rate of 20% equal to the difference between the consideration you have paid, if any, to obtain such Shares and the consideration you have received upon the sale or transfer of such Shares under the current PRC individual income tax law.

How am I taxed on dividend and similar incomes received for holding the Shares?

The dividend and similar incomes you receive during the time period in which you hold the Shares will be classified as income from interest and dividend and taxed at a flat rate of 20% under the current PRC individual income tax law.

What are the tax consequences of selling shares that I acquire upon exercise of my option?

Generally, your basis in Shares acquired on exercise of an option will be equal to the fair market value of the Shares on the date they are acquired. If you are a PRC individual income taxpayer, when you dispose of the Shares you acquired, you will generally recognize income equal to the difference between the sales price and your basis in the Shares disposed of. The income you recognize will be classified as income from the assignment of property taxed at a flat rate of 20% under the current PRC individual income tax law. Delivery of Shares already owned in satisfaction of applicable withholding requirements discussed above will be treated as a sale for PRC individual income tax purposes.

How does my PRC individual income tax treatment differ if I am not subject to PRC individual income tax on my worldwide income?

Generally, you may not be subject to PRC individual income tax on your worldwide income if you are not domiciled in the PRC and have not been a resident of the PRC for five (5) or more years. If you are not subject to PRC individual income tax on your worldwide income, then the income you recognize with respect to the exercise of an option may only be subject to PRC individual income tax to the extent the income relates to services performed in the PRC. In addition, a sale of your Shares (including a sale of Shares already owned in satisfaction of applicable withholding requirements discussed above) may not be subject to PRC individual income tax. You should consult your own tax advisor to determine your PRC individual income tax status if you believe you are not subject to PRC individual income tax on your worldwide income.

U.S. Federal Income Tax Information

The following is a general discussion of the U.S. federal income tax consequences of the grant and exercise of an award and any disposition of Shares acquired under the Amended 2016 Plan. The following discussion is limited to options, restricted shares and restricted share units. It applies to you only if you are a citizen or resident of the United States and are subject to U.S. federal income tax on your worldwide income.

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The following discussion is based on present U.S. federal tax laws and regulations, and is not a complete description of the U.S. federal tax laws. You may also be subject to certain state and local, franchise and other taxes that are not described below. Gift and estate taxes are also beyond the scope of the following discussion.

International tax issues are also beyond the scope of the following discussion. If you are employed or live outside of the United States, or if you are not a U.S. citizen, you may be subject to foreign taxes and it is possible that none of the topics covered in the following discussion are relevant to your particular circumstances.

You should consult your own tax advisor with respect to the application of the general principles discussed in this Prospectus to your particular situation and the impact of foreign, state, local, estate and/or gift taxes.

What are the tax consequences if I am granted an option?

The grant of an option does not result in tax consequences to you or the Company if granted with an exercise price at or above the fair market value of the Shares as of the date the option is granted.

What are the tax consequences if I exercise an option?

The Amended 2016 Plan permits the grant of either or both NQSOs and ISOs. The principal difference between these types of options is their tax treatment under applicable U.S. tax laws. If applicable, your award agreement will indicate if your option is intended to be an ISO under the Code.

NQSOs. When you exercise an NQSO, you will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the Shares at the time of exercise (this difference is also called the option’s “spread”) and withholding taxes will be imposed. (See the response to the question below regarding withholding taxes.) The Company or its Subsidiaries will generally be entitled to a corresponding tax deduction at that time.

ISOs. The timely exercise of an ISO is not a taxable event. An ISO is not timely exercised unless it is exercised while you are an employee of the Company or an affiliate or within certain post-termination of employment periods specified in the Code. That is, the Code generally provides that an ISO may be exercised only while you are employed by the Company or one of its Subsidiaries or in the three-month period following the last day that you are employed by the Company or one of its Subsidiaries. The three-month period under the Code is extended to one year in the event your employment terminates due to your disability (as defined in your award agreement) and there is no limitation under the Code if your employment terminates due to your death. If you hold ISOs following your termination of employment, consult your personal tax advisor for more information. Also note that your award agreement may provide that your ISO will terminate earlier than the maximum exercise period permitted under the Code. If your award agreement allows you to exercise an option intended as an ISO after the maximum exercise period permitted under the Code and you actually exercise the option after the maximum exercise period permitted under the Code, the option will be treated as an NQSO.

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What are the tax consequences of selling Shares that I acquire upon exercise of my option?

NQSOs. Generally, your basis in Shares acquired on exercise of an NQSO is equal to the fair market value of the Shares on the date they are acquired, and, upon subsequent disposition, any further gain or loss is taxable as either short-term or long-term capital gain or loss, depending on how long you hold the Shares. The holding period commences on the date you acquire the Shares, not the date the option is granted to you.

ISOs Qualifying Disposition. If you exercise an ISO and hold the Shares acquired upon exercise of the ISO for a period of at least two years from the date of grant of the ISO and for at least one year from the date of exercise of the ISO (the “Required Holding Period”) before disposing of the Shares, you will recognize long-term capital gain or loss in an amount equal to the difference between the sales price of the Shares and the exercise price of the ISO. The Company will not be entitled to a deduction if you make a disposition of Shares acquired upon exercise of an ISO after you satisfy the Required Holding Period.

ISOs Disqualifying Disposition. If you dispose of Shares acquired upon exercise of an ISO without satisfying the Required Holding Period (a “Disqualifying Disposition”), you will generally recognize ordinary income at the time of such Disqualifying Disposition equal to the difference between the exercise price of the ISO and the value of the Shares on the date you exercise the ISO. In no event, however, will the amount of this ordinary income exceed the difference between the exercise price of the ISO and the amount realized on such Disqualifying Disposition. Any remaining gain or net loss is treated as a short-term or long-term capital gain or loss, depending upon how long you hold the Shares. Unlike the case in which an NQSO is exercised, the Company or its Subsidiaries are not entitled to a tax deduction upon either the timely exercise of an ISO or upon a disposition of the Shares acquired pursuant to such exercise, except to the extent that you recognize ordinary income in a Disqualifying Disposition. You must promptly notify the Company in writing of a Disqualifying Disposition.

ISOs Alternative Minimum Tax. In addition to regular income tax, when you exercise an ISO, you may be subject to the federal alternative minimum tax (“AMT”) if your alternative minimum taxable income (“AMTI”) exceeds certain amounts. AMT is a separately computed tax under the Code. Your AMT for a tax year is the excess of your tentative minimum tax over your regular tax. For example, if your AMT is $75,000 while your regular income tax is $50,000, you must pay an AMT of $25,000 in addition to your $50,000 regular income tax. The AMT is imposed only to the extent you would pay more income tax if your taxes are computed pursuant to the AMT rules than the tax you would pay if computed in the regular manner.

The AMT takes into account what are called tax preference items and other adjustments that are not taken into account when calculating taxes in the regular manner. One of the adjustments is the inclusion in AMTI of the “spread” of an incentive stock option, that is, the excess of (a) the fair market value of the stock on the exercise date, over (b) the exercise price of the incentive stock option. If you pay AMT upon exercise of an incentive stock option, you are entitled to a credit against regular tax (but not AMT) in later years. When you sell the stock, you are allowed, for purposes of calculating your AMT in the year of sale, to include in the basis of the stock sold the adjustment amount previously included in your AMTI in the year of exercise.

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What happens if I use shares to pay the exercise price of my option?

Special rules apply if you are permitted to use Shares to pay the exercise price of an option.

Please consult your personal tax advisor if you are permitted to and wish to use previously acquired Shares to exercise your option.

Will taxes be withheld when I exercise my option?

NQSOs. Upon the exercise of an NQSO (other than by a person who is not an employee and was not an employee at the time the option was granted), the Company or its Subsidiaries will be required to withhold federal income and employment taxes. Typically, federal income taxes will be withheld at the supplemental wage-withholding rate. Social Security taxes (to the extent that your compensation has not reached the Social Security wage base limitation for the year of exercise) and Medicare taxes will be withheld. State and local tax withholding may also be required, depending on your state of employment. It is important to note that the amount of federal and/or state income taxes withheld may not be sufficient to cover your actual tax liability and you will be responsible for any shortfall.

Since regular compensation will not typically be sufficient to cover the amount due, you will be required to pay or provide for payment to the Company or its Subsidiaries of the applicable withholding amount. The Company may, in its sole discretion, reduce the amount of shares deliverable or other amount payable pursuant to your option to satisfy applicable withholding requirements, or permit you to deliver Shares already owned in payment of the applicable withholding requirements at the then fair market value of the Shares. (If the Company allows you to use already owned Shares, those Shares generally must have been owned by you (unrestricted) for at least six months before you can use them in this manner if you first acquired the Shares from the Company.) More likely, the Company will require you to pay or provide for the cash payment of such withholding amounts.

ISOs. Tax withholding is not required upon the exercise of an ISO under current law or upon a Disqualifying Disposition.

What happens if I use shares to pay withholding taxes?

NQSOs. If the Company permits you to satisfy applicable withholding requirements upon the exercise of an NQSO by using Shares, and you elect to satisfy the tax withholding obligation in this manner, your tax consequences will vary depending on whether you are permitted and elect to satisfy the withholding obligation by (a) delivering previously acquired Shares, (b) having the Company reduce the number of Shares otherwise issuable to you upon exercise of the NQSO, and you do not use Shares to pay the exercise price of the NQSO, or (c) having the Company reduce the number of Shares otherwise issuable to you upon exercise of the NQSO, and you use Shares to pay the exercise price of the NQSO.

If you deliver previously acquired Shares to pay the applicable withholding taxes, the delivery of Shares will be treated as a sale of stock and you will recognize short-term or long-term capital gain or loss depending upon the fair market value, basis and holding period of the previously acquired Shares that you used.

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If you elect to have the Company reduce the number of Shares otherwise issuable to you upon exercise of the NQSO (or you tender back Shares that were issued as part of the NQSO) to cover applicable withholding taxes and you do not use Shares to pay the exercise price of the NQSO, you should generally recognize no additional gain or any loss as a result of the reduction in the net number of Shares received because your basis in the Shares withheld or tendered will generally equal their fair market value at the time of withholding. See the response to the fourth question above.

If you use previously acquired Shares to pay the exercise price of an NQSO, you will receive two sets of Shares as described in the response to the fourth question above. A number of Shares awarded, equal to the number of previously acquired Shares exchanged to exercise the NQSO (the “Transferred Basis Shares”), will have the same basis and holding period as the previously acquired Shares. Shares awarded in excess of this number will have a basis equal to their fair market value at the time of taxation and a holding period beginning on the same date (the “Excess Shares”). If you are permitted to apply Shares otherwise issuable to you upon exercise of the NQSO (or to tender back Shares that were issued as part of the NQSO) to cover applicable withholding taxes, and if the Excess Shares have sufficient fair market value to satisfy the withholding obligation, you will recognize no additional gain or loss as a result of the reduction in the number of Shares received. However, to the extent that any Transferred Basis Shares are used by the Company to pay withholding taxes, you will recognize additional gain or loss in the manner described above for tendering previously acquired Shares to satisfy the tax withholding obligations.

ISOs. Tax withholding is not required upon the exercise of an ISO under current law.

What are the tax consequences for restricted shares?

In general, if you have been granted restricted shares you will not realize taxable income at the time of grant and the Company or its Subsidiaries will not be entitled to a corresponding deduction, assuming that the restrictions constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of the Restricted Share, you will realize ordinary income in an amount equal to the then fair market value of the shares that vested over the amount paid, if any, the Company or its Subsidiaries will generally be entitled to a corresponding tax deduction. Gains (or losses) realized by you upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. You may elect within 30 days of the grant of restricted shares to you, pursuant to Section 83(b) of the Code, to have income recognized at the date of grant of the restricted shares and to have the applicable capital gain holding period commence as of that date. If you make this election, the Company or its Subsidiaries will generally be entitled to a corresponding tax deduction at that time.

What are the tax consequences for the restricted share units?

If you receive restricted share units, you will not recognize any taxable income in respect of the restricted share units at the time of grant but you will recognize ordinary income equal to the excess of the fair market value of the restricted share units at the time the restrictions lapse over the amount, if any, that you paid for the restricted share units.

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What are implications under Section 409A of the Code?

The Amended 2016 Plan permits the grant of various types of awards, which may or may not be exempt from Section 409A of the Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted shares and options that comply with the applicable provisions of Section 409A and do not have a deferral feature generally are exempt from the application of Section 409A of the Code. The restricted share units granted under the Amended 2016 Plan generally are subject to Section 409A, unless they are designed to satisfy an exemption under Section 409A, such as a short-term deferral.

What about excise taxes?

Upon certain changes in control of the Company, the vesting of options may accelerate. If so, the additional economic value, if any, attributable to the acceleration may be deemed a “parachute payment.” This amount will generally be deemed a parachute payment if the value attributable to the acceleration, when combined with the value of other payments that are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of your average annual taxable compensation from the Company and its Subsidiaries over the five (5) calendar years (or your entire period of employment with the Company and its Subsidiaries, if it is less than five (5) years) preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over your average annual taxable compensation will be subject to a 20% nondeductible excise tax, payable by you, in addition to any income tax payable. The Company or its Subsidiaries will not be entitled to a deduction for any portion of a parachute payment that is subject to the excise tax.

Restrictions on Transfer and Sale

Are awards transferable?

Except as otherwise provided by the Committee, no award shall be assigned, transferred or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee, by express provision in the award or an amendment thereto, may permit an award to be transferred to, exercised by and paid to certain persons or entities related to the Participant. However, an ISO may be exercised only by the Participant during his/her lifetime.

Notwithstanding the above, Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any award upon the Participant’s death.

Can I create any lien on the awards?

No right or interest of a Participant in any award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary.

Am I restricted from selling the Shares?

The Amended 2016 Plan does not restrict your ability to sell the Shares that you obtain under the Amended 2016 Plan.

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This Prospectus does not cover sales or other dispositions of Shares received under the Amended 2016 Plan by any person who may be deemed to be an affiliated person. Such sales or other dispositions may be made in compliance with the registration requirements of the federal securities laws or the requirements of Rule 144 promulgated thereunder, without being subject to the holding period requirement of such Rule, or may be made pursuant to another exemption from such registration. Except as otherwise provided in an award agreement, there will be no restrictions upon sales or other dispositions of Shares by Participants who are not affiliated persons. An affiliated person, for purposes of the federal securities laws, generally means a senior officer, director or other person who is deemed to control the Company.

Additional Information

Under the Securities Act, the Company has filed a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) to register the Shares offered by this Prospectus. This Prospectus is part of that registration statement but, as permitted by SEC rules, this Prospectus does not contain all the information that you can find in the registration statement, including materials filed with the SEC and incorporated by reference in the registration statement and in this Prospectus, or the exhibits to the registration statement.

The following documents filed with the SEC are incorporated herein by reference:

(a)	The Company’s annual report on Form 20-F for the fiscal year ended December 31, 2017 filed with the Commission on April 27, 2018; and

(b)	The description of the Company’s ordinary shares incorporated by reference in the Company’s registration statement on Form 8-A (File No.: 001-34947) filed with the SEC on Novmeber 3, 2010, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) at any time prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

Under the Exchange Act, the Company is required to file annual reports and other information with the SEC. You may read and copy any document the Company has filed with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access such filings, including the exhibits and any schedules thereto.

You may also request a copy of any of these filings at no cost, by writing or telephoning the Company at:

Bitauto Holdings Limited

New Century Hotel Office Tower, 6/F

No. 6 South Capital Stadium Road

Beijing, 100044

The People’s Republic of China

(86-10) 6849-2345

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You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

In addition to the Shares registered on the Form S-8 registration statement for the Amended 2016 Plan, this Prospectus also covers such additional Shares as may be deliverable under the Amended 2016 Plan in the event of a stock dividend, stock split, stock combination, merger, consolidation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares after the date of this Prospectus.

Neither the SEC nor any state securities commission has approved these securities or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense. This Prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state or jurisdiction where offers or sales are not permitted.

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